Exhibit 4.7

REGIONS FINANCIAL CORPORATION

DIRECTORS’ DEFERRED INVESTMENT PLAN

(As Amended and Restated as of January 1, 2021)

WHEREAS, Regions Financial Corporation (“Regions”) previously established the Regions Financial Corporation Directors’ Deferred Stock Investment Plan and desires to amend and restate the Plan (as defined below) to have the following terms and conditions, effective as of January 1, 2021 (the “Effective Date”), except as otherwise noted herein, and to be renamed the “Regions Financial Corporation Directors’ Deferred Investment Plan” (hereinafter described as “the Plan”);

WHEREAS, Regions recognizes the value to its Directors of a plan of deferred compensation;

WHEREAS, the obligations under this Plan are an unfunded liability of Regions;

WHEREAS, Regions now desires to permit Directors to defer receipt of director fees and notionally invest such deferrals into Common Stock and other notional investments selected by the Committee; and

WHEREAS, amounts deferred under the Plan, as in effect prior to the Effective Date, shall be governed by the time and form of payment elections in effect for such deferrals prior to the Effective Date and shall be held in the applicable sub-account under each applicable Participant’s Stock Account.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants hereinafter set forth, the Regions Financial Corporation Directors’ Deferred Investment Plan shall contain the following terms and conditions.

ARTICLE I

DEFINITIONS

When used herein, the following words and phrases shall have the meanings set forth below, unless a different meaning is clearly required by the context of the Plan.

“Authorization for Participation” shall mean the form that an individual must submit to the Secretary of the Board in order to participate in the Plan. Such form shall contain the individual’s election to defer receipt of future income, the amount of the deferred income or the percentage of deferred Director’s Fees, and shall set forth the Participant’s beneficiaries and contingent beneficiaries designated to receive any benefits to which the Participant may be entitled in the event of the Participant’s death.

“Board” shall mean the Board of Directors of Regions.

“Change of Control” shall mean: (i) an acquisition (other than directly from the Company) by an individual, entity or a group (excluding the Company or an employee benefit plan of the Company or a corporation controlled by the Company’s shareholders) of 20% or more of the Company’s Common Stock; (ii) a change in a majority of the current Board (the “Incumbent Board”) (excluding any persons approved by a vote of at least a majority of the Incumbent Board other than in connection with an actual or threatened proxy contest); (iii) consummation of a complete liquidation or dissolution of the Company or a merger, consolidation or sale of all or substantially all of the Company’s assets (collectively, a “Business Combination”) other than a Business Combination in which all or substantially all of the stockholders of the Company receive 50% or more of the stock of the company resulting from the Business Combination, at least a majority of the board of directors of the resulting corporation were members of the Incumbent Board, and after which no person owns 20% or more of the stock of the resulting corporation, who did not own such stock immediately before the Business Combination. Notwithstanding the foregoing, the term “Change of Control” shall be limited to those events described above that also qualify as a payment event under § 409A.

“Committee” shall mean the persons appointed by the Board pursuant to Article V to administer the Plan.

“Common Stock” shall mean the shares of common stock, $.01 par value, of Regions and any shares which may, at any time prior to the date on which such term is applicable, be issued in exchange for shares of such Common Stock, whether in subdivision or in combination thereof and whether as part of a classification or reclassification thereof, or otherwise.

“Company” or “Companies” shall include Regions and each affiliate, subsidiary, or local division thereof, and shall mean any one or more of such entities as the context requires.

“Deferred Account” shall mean a separate bookkeeping account with respect to each Participant for the purpose of accounting for Participant deferrals, Company deferred contributions and notional earnings and cash dividends attributed to both, and any other amounts attributable to the Participant’s Deferred Account in accordance with the provisions of the Plan. The Deferred Account shall be comprised of two sub-accounts, a Participant’s Stock Account and Other Investments Account.

“Director” shall mean any person serving on the Board.

“Director’s Fees” shall mean the total amount to be paid by Regions to a Participant as retainer for services as a Director and fees for attending meetings of the Board, including any fees received by such Participant for attending meetings of any committee of the Board.

“Other Investments Account” shall mean the separate sub-account maintained with respect to each Participant for the purpose of accounting for any other hypothetical investments permitted by the Committee (other than notional investments in Common Stock accounted for under the Participant’s Stock Account”), which hypothetical investment options shall consist of, unless otherwise determined by the Committee, the investment options available under Regions’ Non-Qualified Excess 401(k) Plan, as in effect from time to time.

“Participant” shall mean a person who is participating in the Plan pursuant to the provisions of Article II and whose participation in the Plan has not terminated.

“Plan” shall mean the Regions Financial Corporation Directors’ Deferred Investment Plan, as set forth herein, together with any amendments thereto.

“Plan Year” shall mean the period commencing January 1st of each year and ending on December 31 of such year.

“Regions” shall mean Regions Financial Corporation, or any successor thereto.

“Section 409A” or “§ 409A” shall mean Section 409A of the Internal Revenue Code and shall include any amendments thereto or successor provisions as well as any applicable current and future regulations, rulings, IRS notices and other binding legal authority interpreting or modifying the legal requirements under Section 409A.

“Specified Employee” shall mean a ‘specified employee’ as defined in § 409A and shall be determined in accordance with Regions’ general policy for determining specified employees under § 409A, as such policy may be amended from time to time.

“Stock Account” shall mean the separate sub-account maintained with respect to each Participant for the purpose of accounting for Common Stock promised to the Participant under the Plan, which Stock Account shall include (i) a sub-account for any of a Participant’s Director’s Fees notionally deferred into Common Stock under this Plan on or after the Effective Date and (ii) a sub-account for any of a Participant’s Director’s Fees deferred under this Plan as in effect prior to the Effective Date. “Trust” shall mean the trust established by the Company to provide a source of funds to pay the amounts deferred under the Plan, which trust is intended to be a “rabbi trust” as contemplated under IRS Revenue Procedure 92-64, and any successor trust thereto.

“Trustee” shall mean the trustee originally appointed to hold and manage the Trust, or any successor thereto, or any successor duly appointed hereunder which is employed to hold and manage the Trust.

ARTICLE II

PARTICIPATION; DEFERRAL ELECTIONS

2.1 Commencement of Participation; Initial Deferral Election. Any person who is a Director and who is not an employee of any Company is eligible to participate in the Plan. Such person’s participation in the Plan shall commence on the first day of the calendar year next following the date on which he or she has submitted an Authorization for Participation to the Secretary of the Board and the Trustee. Notwithstanding the foregoing, in the first year in which a Director is eligible to participate in the Plan, the Director may submit an Authorization for Participation within thirty (30) days of the date that he or she first becomes eligible to participate, and in that case the Director may specify that his or her participation shall commence on the first day of the calendar quarter following the submission of such Authorization, even if such participation date is not the first day of a calendar year.

2.2 Subsequent Deferral Elections. After a deferral election made by a Director in accordance with this Article II (including any amounts deferred by a Director under this Plan as in effect prior to the Effective Date) has become irrevocable under Section 409A, the Director may elect to change the time and form of payment of the deferred amount covered by such election only in accordance with Section 409A by submitting a payment election change on a revised Authorization for Participation at least (12) months prior to the date on which the deferred amount (or first installment thereof, as applicable) is scheduled to be paid (the “First Scheduled Payment Date”) that will result in a delay of payment (or commencement of payment) of such deferred amount until the date that is five (5) years after the First Scheduled Payment Date. A payment election change is irrevocable upon receipt and shall not take effect until the first date that is at least twelve (12) months after the date of receipt.

2.3 Cessation of Participation. A Participant shall cease to be a Participant in the Plan when all amounts credited to the Participant’s Deferred Account have been distributed or forfeited in accordance with the terms of the Plan, and the Participant is no longer deferring any Director’s Fees or being credited with any other amounts under the Plan.

ARTICLE III

PARTICIPANT DEFERRALS; COMPANY CONTRIBUTIONS

3.1 Participant Deferral of Director’s Fees. A Participant may defer Director’s Fees under the Plan in amounts equal to all or any part of the Director’s Fees paid to such Participant. A Participant’s Authorization for Participation shall specify the amount, in specified percentages, of Director’s Fees which are to be deferred under the Plan on behalf of such Participant and the portion of such amounts that are to be notionally invested in Common Stock under the Participant’s Stock Account and other hypothetical investments under the Participant’s Other Investments Account. The amount each Participant defers under the Plan shall be deducted from the Director’s Fees such Participant would otherwise have received.

3.2 Amendment or Termination of Participant Deferrals. Participant deferrals may be initially authorized or the amount or percentage thereof altered at any time preceding the first day of the calendar year for which the authorization or alteration is to become effective, and only by the Participant’s submission of an original or revised Authorization for Participation under the terms of Article II and this Article III. Participant deferrals may be terminated by Participants pursuant to Article XII. Participant deferrals may be terminated by Regions pursuant to Articles XIX and XX below.

3.3 Company Contributions. Prior to May 1, 2007, the Company credited an additional amount (referred to herein as a “Company Contribution”) to the Deferred Accounts of Participants who deferred Director’s Fees under the Plan. Company Contribution for each Participant was 25% of the amount of such Participant’s deferred Director’s Fees under the Plan. The Deferred Accounts of applicable Participants reflect such credit. Notwithstanding the above, there have been, and shall be, no Company Contributions for Director’s Fees earned on or after May 1, 2007.

ARTICLE IV

ACCOUNTS AND INVESTMENTS

4.1 Crediting of Deferrals. The Committee will keep a separate accounting for each Participant of the amount of the Participant’s deferred Director’s Fees by crediting the Stock Account and the Other Investments Account, as applicable, of the Participant’s Deferred Account. Deferred amounts shall be notionally invested in notional Common Stock under the Stock Account and other hypothetical investments under the Other Investments Account, as applicable. Each Participant’s Stock Account shall be credited to reflect the number of notional shares or fractional share interests in Common Stock which have inured to the credit of such Participant and each Participant’s Other Investment Account shall be credited to reflect the hypothetical investments, earnings and losses related to the Participant’s other investment elections.

4.2 Investment and Transfers Under Hypothetical Investments in Other Investments Account. On the date or dates permitted by the Committee, a Participant may elect to invest in, or transfer all or a portion of the amounts invested under the Participant’s Other Investment Account, to one or more of the hypothetical investment options available under the Other Investments Fund, subject to the terms and conditions and any limitations imposed by law, regulation or the Committee. The Committee will determine the rules for transfers between and among the hypothetical investment options available for investment under the Other Investments Accounts from time to time. Until such time as a Participant elects the hypothetical investments in which such Participant’s Other Investment Account shall be invested, such account shall be invested in the hypothetical target date fund or money market account available for investments under the Plan, as determined by the Committee. In no event shall an amount invested in a Participant’s Other Investments Account be permitted to be transferred into the Participant’s Stock Account at any time.

4.3 Investment in Stock Account Irrevocable; Count Toward Common Stock Ownership Requirements. The portion of Director’s Fees, if any, that a Participant elects to defer under an applicable deferral election into the Participant’s Stock Account shall be irrevocable once made. The Committee will determine the rules for investments under the Stock Accounts from time to time. In no event shall an amount invested in a Participant’s Stock Account be permitted to be transferred into the Participant’s Other Investments Account at any time. A Participant’s deferral of Director’s Fees in the Stock Account under the Plan shall count towards any Common Stock ownership requirement applicable to such Director from time to time.

ARTICLE V

ADMINISTRATION OF PLAN

5.1 Plan Administration. The Plan will be administered by the Company’s Benefits Management and Human Resources Committee and any successor thereto (the “Committee”) unless otherwise determined by the Compensation and Human Resources Committee of the Board. The Committee will periodically report its activities under the Plan to the Compensation and Human Resources Committee of the Board. The Committee may, from time to time, adopt rules and regulations not inconsistent with the Plan for carrying out the Plan or for providing for matters not specifically covered herein. The Committee shall conduct its business and hold meetings as determined by it from time to time. The Committee may act without a meeting by unanimous consent, in writing, of the action so taken. Committee members may participate in a meeting of the Committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can communicate with each other at the same time.

5.2 Administrative Powers. The Committee shall have all powers necessary or appropriate to enable it properly to carry out its duties in connection with the operation and administration of the Plan, including, but not limited to, the following powers and duties:

(A) To construe and interpret the provisions of the Plan;

(B) To determine, from time to time, the investment options (other than Common Stock) that are available for hypothetical investments under each Participant’s Other Investments Account;

(C) To authorize the execution on behalf of the Company of any documents required in the administration of the Plan;

(D) To establish rules for the administration of the Plan;

(E) To make determinations from the Company’s records of any facts concerning Participants which are pertinent to the operation of the Plan, such as Director’s Fees, eligibility to participate and other information;

(F) To develop forms to be used in connection with the Plan;

(G) To supervise the maintenance of records, including those with respect to Participant deferrals, Company contributions, stock purchased and distributed to Participants, and dividends, if any, paid to the Trust;

(H) To file with the appropriate government agencies any and all reports and notifications required of the Plan and to provide all Participants and designated beneficiaries with any and all reports and notifications to which they are entitled by law;

(I) To perform any and all other functions reasonably necessary to administer the Plan.

5.3 Delegation. The Committee may appoint a delegate to assume any one or more of the responsibilities set out above. The Company shall indemnify any person involved in the administration of the Plan against all costs, expenses and liabilities, including attorneys’ fees, incurred in connection with any action, suit or proceeding instituted against such person alleging any act of commission or omission performed by such person while acting in good faith in discharging his or her duties with respect to the Plan. This indemnification is limited to such costs and expenses that are not covered under insurance that may now or hereafter be provided by the Company.

ARTICLE VI

COMMON STOCK PURCHASE

6.1 Source of Common Stock. Common Stock may be purchased by the Trustee on the open market; in privately negotiated transactions; or upon exercise of any conversion privileges or other options with respect to any and all Common Stock held in the Trust. Funds held in the Trust may be used to fund such Common Stock purchases.

6.2 Trustee Authority. The Trustee shall have all powers necessary or appropriate to enable it to properly carry out its duties in connection with the purchase of Common Stock pursuant to this Plan, including, but not limited to, the following powers and duties:

(A) To make, execute, acknowledge, and deliver any and all documents of transfer and conveyance and any and all other instruments as may be necessary or appropriate to enable the Trustee to carry out the powers herein granted;

(B) To employ suitable agents and counsel (who may be counsel for the Company), subject to the approval of Regions; and to pay the reasonable expenses and compensation of such agents and counsel; and

(C) To exercise any conversion privileges or other options with respect to Common Stock held as a part of the Trust and to make any payments incidental thereto.

ARTICLE VII

STOCK ACCOUNTS

After each notional deferral into a Participant’s Stock Account, the Trustee will make a notation of the number of notional shares purchased and of the average cost per share of such notional Common Stock. The Trustee will then make a bookkeeping charge against each Participant’s Deferred Account in the amount of the average cost of the Common Stock to be allocated to the Participant’s Stock Account. The accounting for the Stock Accounts shall include notional full shares and any fractional share interest in a share (to four decimal places).

ARTICLE VIII

ASSIGNMENTS

No claim, right, or interest of any Participant under the Plan may be transferred or assigned by voluntary or involuntary act of the Participant or beneficiary hereunder, nor shall they be subject to anticipation, alienation, assignment, garnishment, attachment, receivership, execution, sale, transfer, pledge, encumbrance, or levy by creditors of the Participant or the Participant’s beneficiary hereunder.

ARTICLE IX

DIVIDENDS, EARNINGS AND DEFERRED ACCOUNT INVESTMENT

9.1 Dividends. Cash dividends attributable to the Common Stock attributable to a Participant’s notional investment in Common Stock under such Participant’s Stock Account will be accounted for in such Participant’s Stock Account for reinvestment in Common Stock. Stock dividends and stock splits attributable to the Common Stock attributable to a Participant’s Stock Account will be accounted for in such Participant’s Stock Account as determined by the Committee.

9.2 Other Investments Account Earnings/Losses. Any earning and losses attributable to the hypothetical investments attributable to a Participant’s Other Investments Account will be accounted for in such Participant’s Other Investments Account as determined by the Committee.

9.3 Trustee Discretion. The Trustee, subject to instructions by the Committee and the terms and conditions of the applicable trust agreement, shall have full discretion to sell or allow to expire, as the case may be, any Common Stock, stock rights, warrants, cash, other property or investments attributable to Participants’ Deferred Accounts, in each case, held in anticipation of payments under the Plan. The Trustee, in its discretion, may exercise any or all of such stock rights or warrants applicable to Common Stock held in the Trust, if any, and the Trustee may sell or allow to expire the balance, if any, of such rights or warrants, if any. Cash received by the Trustee from the sale of any stock rights, warrants, or other property or investments will be accounted for in each Participant’s Stock Account or Other Investments Account, as applicable. Notwithstanding any other provision in this Article IX or in the Plan, no Participant shall have any right to sell, allow to expire, or exercise, whichever is applicable, any rights, warrants, cash, other property or other investments relating to amounts held for payment under the Plan.

ARTICLE X

VOTING RIGHTS

The Company shall vote any Common Stock and shall exercise any voting rights with respect to any other investments, in each case, that are held by the Trust, in any manner the Company deems advisable subject to the terms of the Trust.

ARTICLE XI

REPORTS TO PARTICIPANTS

As soon as is practicable following the end of each Plan Year, or more often at the direction of the Committee, the Committee will send to each Participant a written report of any transactions attributable to such Participant’s Deferred Account and the Stock Account and Other Investments Account thereunder and of the balance to the credit of such Participant’s Deferred Account and the Stock Account and Other Investments Account thereunder as of the date of the report.

ARTICLE XII

WITHDRAWAL FROM PLAN

A Participant may stop deferring Directors Fees to the Plan by giving written notice of withdrawal of such Participant’s deferral election to the Secretary of the Board and to the Trustee. Such withdrawal will be effective on the first day of the calendar year following the date such notice is actually given to the Secretary. Such withdrawal will not affect the date of payment of any amount deferred prior to the effective date of such withdrawal. A Participant who has withdrawn and who remains eligible to participate in the Plan may re-enter the Plan by submitting a revised Authorization for Participation to the Secretary in accordance with Article II of the Plan, provided such revised Authorization for Participation shall be effective as of the first day of the calendar year following the date the revised Authorization for Participation is actually delivered to the Secretary.

ARTICLE XIII

TAX WITHHOLDING

The Company or the Trustee of any Trust established to help the Company fund its obligations under the Plan shall make required reporting and withholding of any applicable federal, state or local taxes with respect to benefit distributions under the Plan, and shall pay such amounts to the appropriate taxing authorities. Notwithstanding the preceding, to the extent that withholding of such taxes is not required for distributions of Common Stock or cash under the Plan, no such withholding shall be made.

ARTICLE XIV

TIME AND METHOD OF PAYMENT

14.1 Legacy Deferrals. For the portion of a Participant’s Deferral Account attributable to Director’s Fees deferred prior to the Effective Date, payment will be made in accordance with the Participant’s applicable deferral elections commencing within thirty (30) days after the close of the Plan Year in which the Participant separates from service as a Director, or such later date in the event the Participant makes a subsequent deferral election under Section 2.2 above and except as otherwise provided below.

14.2 Post-Effective Date Deferrals. For the portion of a Participant’s Deferral Account attributable to Director’s Fees deferred on or after the Effective Date, payment will be made in accordance with the Participant’s applicable deferral elections, each of which may provide for payment in a lump sum or in annual installments (not to exceed ten (10) installments) commencing within thirty (30) days after the close of the Plan Year in which the Participant separates from service as a Director, or such later date in the event the Participant makes a subsequent deferral election under Section 2.2 above and except as otherwise provided below. In the event installment payments are elected with respect to any deferral elections, each installment shall be equal to the Deferred Account (or the portion thereof payable in the form of installments) divided by the number of installments remaining as of the date of payment. By way of example, in the case of an election of installments for ten (10) years has been made with respect to all or a portion of a Participant’s Deferred Account, the first installment shall be one-tenth of the Deferred Account (or the portion thereof payable in the form of installments), the second installment shall be one-ninth of the remaining Deferred Account (or the portion thereof payable in the form of installments), and so on.

14.3 Payment Upon Death. Notwithstanding the foregoing, for a Participant who dies prior to the payment of the full Deferral Account, payment shall be made within ninety (90) days after the Participant’s death.

14.4 Change of Control. Notwithstanding the foregoing, upon a Change of Control, any amounts attributable to each Participant’s Deferred Account shall be paid or distributed to the Participant or to his or her beneficiary within thirty (30) days after the Change of Control.

14.5 Specified Employees. Solely with respect to a Participant who is a Specified Employee, payment of the Participant’s Deferred Account (or in the case of a distribution of installments, payment of the first installment) will be made on the later of: (a) the payment date or dates specified in the preceding paragraphs; or (b) on or within thirty (30) days after the first day of the seventh month after the date of the Participant’s separation from service as a Director, to the extent such delay is required for any such payment not to be subject to additional tax and interest under § 409A.

ARTICLE XV

PAYMENT OF THE DEFERRED ACCOUNT

At the time or times specified under Article XIV, a Participant shall receive (i) payment in cash for the amount attributable to the Participant’s Other Investment Account and payable at such time or times as specified in each applicable deferral election, and (ii) payment in cash for the amount attributable to the Participant’s Stock Account and payable at such time or times as specified in each applicable deferral election. The number of full shares attributable to the portion of the Participant’s Stock Account that is payable in cash shall be determined based on the Fair Market Value (as defined in the Regions Financial Corporation 2015 Long Term Incentive Plan or any successor plan thereto) of a share of Common Stock as of a date reasonably determined by the Committee in connection with an applicable payment. If termination is by reason of death, settlement will be made with the Participant’s beneficiary or contingent beneficiary designated on such Participant’s Authorization for Participation. If the Participant has not so designated a beneficiary or contingent beneficiary, or if the designated beneficiary or contingent beneficiary does not survive the Participant, settlement will be made with the Participant’s duly appointed legal representative after satisfaction of any applicable legal requirements; or, if there is no duly appointed legal representative, settlement will be made with the Participant’s surviving spouse, if any; or if there is no surviving spouse, in equal shares to the Participant’s children, if any; and, if there are no surviving spouse or children, settlement will be made with the Participant’s next of kin.

ARTICLE XVI

GOVERNING LAW AND INTERPRETATION; SECTION 409A

16.1 Governing Law and Interpretation. The provisions of this Plan shall be interpreted in accordance with, and governed by, the laws of the State of Alabama without regard to any conflict of laws provisions.

16.2 Code Section 409A. The Plan is intended to comply with § 409A and shall be interpreted and administered in compliance with the requirements of § 409A. Any ambiguity hereunder shall be interpreted in such a way as to comply, to the extent possible, with § 409A or to qualify for an exemption from § 409A. Although the Company may attempt to avoid adverse tax treatment under Section 409A of the Code, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment.

ARTICLE XVII

EXPENSES

Regions will bear the cost of administering the Plan, including any transfer taxes incurred in transferring Common Stock held for payment under the Plan to Participants. Expenses which an individual would normally pay upon the purchase of stock from a broker, including any broker’s fees, commissions, postage or other transaction costs actually incurred, will be included in the amount charged against the Participant’s Stock Account for the purchase of the Common Stock.

ARTICLE XVIII

LIMITATION ON THE SALE OF STOCK

No Common Stock will be sold under the Plan to any person in any state where the sale of such Common Stock is not permitted under the applicable law of such state. For purposes of this Article XVIII, the sale of Common Stock is not permitted under the applicable laws of a state if, inter alia, the securities laws of such state would require this Plan or the Common Stock offered pursuant hereto, to be registered in such state and the Plan or Common Stock is not registered therein.

ARTICLE XIX

AMENDMENT AND TERMINATION OF THE PLAN

19.1 Plan Amendment. Regions reserves the right, by action of the Compensation and Human Resources Committee of the Board that is ratified by the Board, to amend the Plan at any time; provided (i) that no amendment shall affect or diminish any Participant’s right to the deferrals made by such Participant or contributions by the Company prior to the date of such amendment, and (ii) that no amendment shall affect a Participant’s deferral election at any time before January 1 of the calendar year following the year in which such amendment is adopted. Notwithstanding the above, the officers of Regions may amend the Plan without prior consent of the Board solely for the following purposes and subject to the following limitations: (1) for the purpose of compliance with § 409A or any other applicable law or the avoidance of any penalty or excise tax (either to the Company or the Participants) provided such amendment does not increase the cost to the Company or impair the Participant’s right to receive benefits accrued under the Plan; (2) for purposes of efficiently managing the Plan provided that such amendment is purely administrative in nature and does not affect the cost of the Plan or the substantive rights of Participants; and (3) for any other purpose provided such amendment is later ratified by the Board.

19.2 Plan Termination. Regions reserves the right, by action of the Compensation and Human Resources Committee of the Board that is ratified by the Board, to terminate the Plan as of any December 31 on or after the date of such Board action. In the event of such termination, there will be no further Participant deferrals and no further Company contributions to the Plan. Upon termination of the Plan, the Board may further specify that accounts under the Plan shall be paid to the Participants, provided that: (i) no such payment is made before the earlier of the date that is 12 months after the date of Plan termination or the date the payment would otherwise have been made; (ii) no such payment is made later than the date that is 24 months after the date of Plan termination; and (iii) all other requirements of Treasury Regulation Section 1.409A-3(j)(4)(ix)(C) and (D) (as they may be amended, or such other regulation or ruling that replaces such sections) are met.

ARTICLE XX

SUSPENSION OR TERMINATION IF STOCK PURCHASE IS PROHIBITED

In the event it is determined by the Board, after obtaining the advice of legal counsel, that purchases of the Common Stock by the Trust would be prohibited under any federal or state law, then the Committee shall direct that Participant deferrals, Company contributions, dividends and any other sources of funds shall be invested as necessary in such other investments as the Committee determines to be most appropriate under the circumstances, and the accounts of the Participants will be credited with investment earnings in accordance with such investments (and amounts so invested shall not be credited with the returns applicable to amounts invested in Regions common stock). At such time as the Board determines that purchases of Common Stock may again be made legally, such alternate investments shall be liquidated and the proceeds used to purchase Common Stock, and the accounts of the affected Participants shall be credited with appropriate returns thereafter.

ARTICLE XXI

NATURE OF COMPANY’S OBLIGATION

21.1 Unfunded Obligation; No Obligation to Fund. The Company’s obligations under this Plan shall be an unfunded and unsecured promise to pay benefits in the future. It is the intention of the Company that the Plan shall be unfunded for purposes of federal and state income tax and for purposes of Employee Retirement Income Security Act of 1974, as amended. The Company has established a Trust as a mechanism to help fund its obligations under the Plan. However, the Company shall not be obligated under any circumstances to continue the Trust or to otherwise fund its obligations under this Plan. The manner of any funding of the Plan (if any), and the continuance or discontinuance of such funding shall be the sole and exclusive decision of the Company.

21.2 Participant as Unsecured Creditor. Any assets which the Company may acquire or set aside to help cover its financial liabilities under the Plan are and must remain general assets of the Company subject to the claims of its creditors. Neither the Company nor this Plan gives a Participant any beneficial ownership interest in any asset of the Company. All rights of ownership in any such assets are and remain in the Company. Participants in the Plan therefore have the status of general unsecured creditors of the Company.